EXHIBIT 10.1

February 12, 2009

Bonita Lee

2112 Walker Lane

Fullerton, CA 92833

Dear Ms. Lee,

It is a pleasure to extend an offer of employment to you for the position of Executive Vice President, Chief Operating Officer. You will report directly to the President and Chief Executive Officer.

Your first day of employment will be March 1, 2009. The following will confirm the terms of your employment with Nara Bank.

1.	Salary. Your annualized gross salary will be $230,000 ($8,846.15 bi-weekly gross).

2.	Stock Options. The Bank shall recommend to the Board of Directors that you be provided with an option to purchase 40,000 shares of common stock of Nara Bancorp, Inc. at a price of $8.64 per share. Such options shall vest over five years at 20% a year on each anniversary day. All other terms relating to the granting of shares is subject to the terms of the Stock Option Plan under which the options are granted.

3.	Singing Bonus. You will be paid a signing bonus of $45,000.

4.	Long Term Incentive Plan. You will have the opportunity to participate in Nara Bank’s Long Term Incentive Plan.

5.	Change in Control. You will be eligible for one year’s base salary and accrued bonus, if any, upon a change in control.

6.	Car allowance. You will be paid a car allowance of $1,150 per month ($530.77 per pay period).

7.	Benefits. You are eligible to participate in any life insurance, benefits, as well as vacation, sick leave, medical, dental, vision, 401(k), and ESOP, and any other employee benefits plans normally provided to other executives of the Bank.

You understand that as an employee with Nara Bank you will have access to confidential and proprietary information, which we consider private and protect adamantly. We also resolve any disputes between you and us by arbitration. Therefore, this offer is conditioned on your execution and delivery of an Arbitration Agreement, which is enclosed with this letter. We are an at-will organization which means either party may terminate the relationship at any time with or without cause and with or without notice.

I am delighted to extend this offer to you and look forward to working together. Please indicate your acceptance of this offer by signing one copy of this letter and Arbitration Agreement. The terms of this offer supersede any prior representations or terms, whether expressed orally or in writing.

Sincerely,

/s/ Min Kim
Min Kim, President and Chief Executive Officer

Acceptance:

Bonita Lee Attachments: Arbitration Agreement	Date